EXHIBIT 16b

December 22, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by BCAM International, Inc. ("BCAM") that are included pursuant to Item 4 of BCAM's Form 8-K Current Report dated December 22, 1998. At the request of BCAM we hereby state that we agree with the statements included in the first, third and seventh paragraphs of Item 4 that relate to our Firm; there is no basis on which our Firm can agree or disagree with any other statement made by BCAM in such report.


                                        /s/ JH Cohn LLP